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ACXIOM CORPORATION

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Filed by Acxiom Corporation

Pursuant to Rule 14a-12 under the

Securities Exchange Act of 1934

Subject Company: Acxiom Corporation

Commission File No.: 000-13163

This filing consists of the letter, dated July 19, 2006, from William Dillard, II, Lead Independent Director of Acxiom Corporation, to Jeffrey W. Ubben, Managing Member of ValueAct Capital.

[ACXIOM LETTERHEAD]

July 19, 2006

Mr. Jeffrey Ubben

Managing Partner

ValueAct Capital

435 Pacific Avenue, 4th Floor

San Francisco, California 94133

Dear Mr. Ubben,

Thank you for your letter. I continue to believe that open dialogue between ValueAct Capital and the Acxiom board of directors is important, and I hope you’ll reconsider the offer to attend our August meeting.

Today let me address your questions and provide some of my thoughts on the issues you raise.

Clearly, Acxiom is bigger than any one individual. But it is neither irrelevant nor misleading to stress the importance of Charles Morgan to Acxiom. He has the most senior-level relationships with many of our largest long-term clients, and many of these clients have expressed serious concern over the possibility of Charles not being the chairman of the Acxiom board.

Those concerns have included requests to negotiate new contract terms that would allow clients to terminate these agreements if Charles left the board. At a minimum, clients would be looking to renegotiate the price they pay for Acxiom products and services. Acxiom client teams are hearing weekly from clients on the proxy issue. It creates concern and gives them reason to consider limiting their dependency on Acxiom.

In your letter you present two scenarios – death and disability – that could remove Charles from Acxiom. I suggest that the net effect on Acxiom in those situations would be different than if he were removed by a shareholder vote in favor of the ValueAct slate. In the first two situations, we would have continuity with the senior leadership team, who undoubtedly would rally and carry on the vision Charles has created.

It would be entirely different if Charles was one of three directors removed from the boardroom, and they were replaced by parties who have publicly stated their very fundamental differences in how they believe Acxiom should be run.

These client concerns are very real and very disruptive. Yes, many are worried about how they would be served long-term by an Acxiom that didn’t include Charles Morgan as chairman. But there are other concerns as well. You have publicly stated that Acxiom should sell its outsourcing business. Understandably, the outsourcing clients are worried about what might happen if the ValueAct nominees are elected.

You have criticized Acxiom’s R&D spending in general and its spending on grid computing in particular. The speed of the processing work Acxiom does on the grid is a true competitive advantage for hundreds of our clients. And Acxiom has begun to implement full database solutions on the grid. It is only natural that the clients who are benefiting from Acxiom’s grid are concerned about a possible future with ValueAct on the Acxiom board.

In your letter you ask whether meaningful management succession planning discussions have occurred. For several years we have had board discussions on this issue and have met privately with Charles in executive session to discuss this issue and obtain his views. We have a process defined on how the next company leader will be selected and a plan for naming an interim company leader, if ever needed. I am confident that the process would lead to good decisions. I do not think it would be wise or good practice for the board to pre-select a particular person, in that things change over time, but it is my view that there are a number of Acxiom leaders who would be strong candidates. We would also look outside Acxiom for other qualified candidates.

In closing, let me remind you that Acxiom has adopted many of ValueAct’s suggestions – from establishing a Financial Road Map approach to issuing guidance, to increasing the independence of the board, to adding financial acumen to the board and strengthening financial management. As you know, Acxiom has recently hired an experienced, proven CFO.

I again repeat my offer for you to join us at the Acxiom board of directors’ meeting in August. I believe the dialogue would be productive.

Sincerely,

William T. Dillard II

Lead Independent Director

Board of Directors

Acxiom Corporation

cc: Charles Morgan

In connection with its 2006 annual meeting of stockholders, Acxiom Corporation will file a notice of annual meeting and proxy statement with the Securities and Exchange Commission (“SEC”). STOCKHOLDERS OF ACXIOM ARE URGED TO READ THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders can obtain free copies of the notice of annual meeting and proxy statement and other documents when they become available by contacting investor relations at investor.relations@acxiom.com, or by mail at Acxiom Corporation Investor Relations, 1 Information Way, Little Rock, Arkansas, 72202, or by telephone at 1-501-342-3545. In addition, documents filed with the SEC by Acxiom are available free of charge at the SEC’s website at www.sec.gov.

Acxiom Corporation and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Acxiom in connection with the 2006 annual meeting of stockholders. Information regarding the special interests of these directors and executive officers in the proposed election of directors will be included in Acxiom’s notice of annual meeting and proxy statement for its 2006 annual meeting. This document will be available free of charge at the SEC’s website at www.sec.gov and from Investor Relations at Acxiom as described above.